Exhibit 99.1

Company Contact:	Patricia J. Brown	FOR IMMEDIATE RELEASE
	Cooper Tire & Rubber Company (419) 424-4370 pjbrown@coopertire.com	Dec. 3, 2008

Cooper Tire & Rubber Company Announces Tentative Agreement with Local 207L

Findlay, Ohio, Dec. 3, 2008 — Cooper Tire & Rubber Company (NYSE:CTB) today announced that a tentative agreement has been reached between Cooper Tire and the United Steelworkers of America Local 207L. If ratified by union members, the new contract is set to expire in three years. The new agreement brings an end to weeks of negotiations since the previous contract expired Oct. 31. Work continued at the Findlay manufacturing facility during the negotiation process.

Commenting on the tentative agreement, Jack Hamilton, Findlay plant manager, said, “The agreement, if approved, will position the Findlay plant in a competitive manner which is especially important while we are finalizing the network capacity study.”

Rod Nelson, president of United Steelworkers Local 207L, added, “Over the years, the Findlay plant has stepped up to meet the challenges. We have done so again to secure our jobs in today’s environment by balancing job security with a need to be competitive in the industry.”

At 9 a.m. Dec. 5, there will be an informational meeting for the United Steelworkers Local 207L hourly workers at Winebrenner Theological Seminary, 950 N. Main St., Findlay. Voting instructions will be discussed at the meeting.

About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.